EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Date: January 23, 2015
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record Net Income For The Six Months Ended December 31, 2014

Catskill, N.Y. -- (BUSINESS WIRE) – January 23, 2015 -- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the six and three months ended December 31, 2014, which is the second quarter of the Company’s fiscal year ending June 30, 2015. Net income for the six and three months ended December 31, 2014 was $3.6 million, or $0.85 per basic and $0.84 per diluted share, and $1.8 million, or $0.43 per basic and diluted share, respectively, as compared to $3.5 million, or $0.83 per basic and $0.82 per diluted share, and $1.7 million, or $0.41 per basic and diluted share, for the six and three months ended December 31, 2013, respectively. Net income increased $107,000, or 3.1% when comparing the six months ended December 31, 2014 and 2013, and increased $86,000, or 5.0% when comparing the three months ended December 31, 2014 and 2013.

Donald Gibson, President & CEO stated; “I am pleased to report record net income for the six months ended December 31, 2014. The continuation of historically low interest rates continues to pose a major challenge to both our bank and the entire banking industry. Strategically, in order to counter this low rate environment, we have remained 100% focused on growing our local loan portfolio. As a result, our loan portfolio, which historically earns a higher yield than our investment portfolio, now represents a larger percentage of our assets. This has enabled us to increase both spread and margin by four basis points when comparing the three months ended December 31, 2014 and 2013, respectively.”

Selected highlights for the six and three months ended December 31, 2014 are as follows:

•	Net interest income increased $906,000 to $11.5 million for the six months ended December 31, 2014 from $10.6 million for the six months ended December 31, 2013. Net interest income increased $475,000 to $5.8 million for the three months ended December 31, 2014 from $5.4 million for the three months ended December 31, 2013. This increase resulted from an increase in our net interest spread and margin along with an increase in average loan balances.
•	Net interest spread increased 5 basis points to 3.37% as compared to 3.32% when comparing the six months ended December 31, 2014 and 2013, respectively. Net interest margin increased 5 basis points to 3.44% for the six months ended December 31, 2014 as compared to 3.39% for the six months ended December 31, 2013. Net interest spread increased 4 basis points to 3.36% as compared to 3.32% when comparing the three months ended December 31, 2014 and 2013, respectively. Net interest margin increased 4 basis points to 3.43% for the three months ended December 31, 2014 as compared to 3.39% for the three months ended December 31, 2013.
•	The provision for loan losses amounted to $716,000 and $821,000 for the six months ended December 31, 2014 and 2013, respectively, and was $305,000 and $508,000 for the three months ended December 31, 2014 and 2013, respectively. The level of allowance for loan losses to total loans receivable decreased to 1.81% as of December 31, 2014 as compared to 1.83% as of June 30, 2014.

•	Net charge-offs amounted to $339,000 and $690,000 for the six months ended December 31, 2014 and 2013, respectively, and amounted to $229,000 and $365,000 for the three months ended December 31, 2014 and 2013, respectively.
•	Nonperforming loans amounted to $6.3 million and $6.2 million at December 31, 2014 and June 30, 2014, respectively.
•	Noninterest income increased $243,000, or 9.1%, to $2.9 million for the six months ended December 31, 2014 as compared to $2.7 million for the six months ended December 31, 2013, primarily due to an increase in service charges on deposits and debit card fees resulting from continued growth in the number of checking accounts with debit cards, as well as an increase in fees collected on loans which are included in other operating income. Noninterest income increased $124,000, or 9.4%, to $1.4 million for the three months ended December 31, 2014 as compared to $1.3 million for the three months ended December 31, 2013.
•	Noninterest expense increased $1.2 million, or 16.0%, to $8.8 million for the six months ended December 31, 2014 as compared to $7.6 million for the six months ended December 31, 2013. Noninterest expense increased $745,000, or 19.9%, to $4.5 million for the three months ended December 31, 2014 as compared to $3.8 million for the three months ended December 31, 2013. The increase was primarily due to increases in salaries and employee benefits, service and data processing fees, computer software, supplies and support, and legal and professional fees.
•	The increase in salaries and employees benefits was in part due to normal increases in salaries as well as an increase in the number of employees when comparing the six and three months ended December 31, 2014 and 2013 as well as to an increase in medical insurance expenses.
•	The increase in service and data processing fees were the result of higher debit card processing fees. During the six and three months ended December 31, 2013, the Company had paid reduced fees as a result of renegotiation of the contract between the Company and its vendor. These incentives have since expired, resulting in the higher fees paid during the six and three months ended December 31, 2014.
•	The increase in computer software, supplies and support was the result of a fee paid to one of the Company’s vendors related to the renegotiation of the contract for support services during the quarter ended September 30, 2014.
•	The increase in legal and professional fees was primarily due to the Company incurring $155,000 of expenses related to the formation of a pooled captive insurance company which was established in the quarter ended December 31, 2014. This newly formed company, Greene Risk Management, Inc. was formed as a subsidiary of Greene County Bancorp, Inc. to provide additional insurance coverage for the Company and its subsidiaries related to the operations of the Company for which insurance may not be economically feasible.
•	Included in other expenses were write-downs on foreclosed real estate in the amount of $99,000 for the six and three months ended December 31, 2014. These write-downs were the result of either obtaining updated appraisals on the properties or the acceptance of an offer to purchase the property at a value lower than the recorded fair value.
•	The Company’s effective tax rate was 27.5% and 27.1% for the six and three months ended December 31, 2014, compared to 29.0% and 28.9% for the six and three months ended December 31, 2013. The effective tax rate has continued to decline as a result of purchases of tax-exempt bonds and loans as well as continued loan growth within the Company’s real estate investment trust subsidiary. We anticipate that the establishment of the Company’s pooled captive insurance company will also contribute to a lower effective federal income tax rate in future periods, as premium income, up to $1.2 million, received by the pooled captive insurance company is exempt from income taxes. The premiums paid to the pooled captive insurance company by the Company and its banking subsidiaries are tax deductible.

•	Total assets of the Company were $712.4 million at December 31, 2014 as compared to $674.2 million at June 30, 2014, an increase of $38.2 million, or 5.7%.
•	Securities available for sale and held to maturity amounted to $250.1 million, or 35.1% of assets, at December 31, 2014 as compared to $238.1 million, or 35.3% of assets, at June 30, 2014, an increase of $12.0 million, or 5.0%.
•	Net loans receivable increased $23.4 million, or 5.9%, to $422.7 million, or 59.3% of assets, at December 31, 2014 from $399.3 million, or 59.2% of assets, at June 30, 2014. The loan growth experienced during the six month period consisted primarily of $13.2 million in commercial real estate loans, $4.8 million in commercial construction loans, $397,000 in multi-family mortgage loans, $494,000 in home equity loans, and $5.6 million in commercial loans, and was partially offset by a $611,000 decrease in residential mortgage loans, and a $377,000 increase in the allowance for loan losses.
•	Total deposits decreased $6.4 million, or 1.1% to $583.2 million at December 31, 2014 from $589.6 million at June 30, 2014, due to normal seasonal fluctuations.
•	The Company had $43.5 million of short term borrowings, and $15.5 million of long-term borrowings, with the Federal Home Loan Bank at December 31, 2014 compared to $3.2 million of short term borrowings and $14.5 million of long-term borrowings at June 30, 2014.
•	Total shareholders’ equity increased $3.3 million to $64.5 million, or 9.1% of total assets, at December 31, 2014, from total equity of $61.2 million, or 9.1% of total assets, at June 30, 2014.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, headquartered in Catskill, New York. Our primary market area is the Hudson Valley in New York State. For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.
(END)

	At or for the Six		At or for the Three
	Months Ended December 31,		Months Ended December 31,
	2014	2013	2014	2013
Dollars In thousands, except share and per share data
Interest income	$12,648	$11,777	$6,407	$5,951
Interest expense	1,125	1,160	563	582
Net interest income	11,523	10,617	5,844	5,369
Provision for loan losses	716	821	305	508
Noninterest income	2,909	2,666	1,440	1,316
Noninterest expense	8,773	7,563	4,496	3,751
Income before taxes	4,943	4,899	2,483	2,426
Tax provision	1,357	1,420	672	701
Net Income	$3,586	$3,479	$1,811	$1,725

Basic EPS	$0.85	$0.83	$0.43	$0.41
Weighted average shares outstanding	4,215,738	4,199,349	4,217,118	4,203,985

Diluted EPS	$0.84	$0.82	$0.43	$0.41
Weighted average diluted shares outstanding	4,246,793	4,237,766	4,248,175	4,240,216

Dividends declared per share [3]	$0.36	$0.35	$0.18	$0.175

Selected Financial Ratios
Return on average assets[1]	1.05%	1.08%	1.04%	1.06%
Return on average equity[1]	11.43%	12.20%	11.39%	11.97%
Net interest rate spread[1]	3.37%	3.32%	3.36%	3.32%
Net interest margin[1]	3.44%	3.39%	3.43%	3.39%
Efficiency ratio[2]	60.79%	56.94%	61.72%	56.11%
Non-performing assets to total assets	0.96%	1.05%
Non-performing loans to net loans	1.49%	1.62%
Allowance for loan losses to non-performing loans	123.98%	114.70%
Allowance for loan losses to total loans	1.81%	1.82%
Shareholders’ equity to total assets	9.05%	8.95%
Dividend payout ratio[3]	42.35%	42.17%
Actual dividends paid to net income[4]	19.33%	19.20%
Book value per share	$15.28	$13.88

1 Ratios are annualized when necessary.
2 Noninterest expense divided by the sum of net interest income and noninterest income.
3 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share. No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.6% of the Company’s shares outstanding.
4 Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the six months ended December 31, 2014 and 2013.

	As of December 31, 2014	As of June 30, 2014
(Dollars In thousands)
Assets
Total cash and cash equivalents	$14,869	$13,809
Long term certificate of deposit	250	250
Securities- available for sale, at fair value	69,071	56,151
Securities- held to maturity, at amortized cost	181,065	181,946
Federal Home Loan Bank stock, at cost	3,230	1,561

Gross loans receivable	429,628	405,841
Less: Allowance for loan losses	(7,796)	(7,419)
Unearned origination fees and costs, net	884	887
Net loans receivable	422,716	399,309

Premises and equipment	14,355	14,307
Accrued interest receivable	2,937	2,710
Foreclosed real estate	581	473
Prepaid expenses and other assets	3,348	3,645
Total assets	$712,422	$674,161

Liabilities and shareholders’ equity
Noninterest bearing deposits	$66,348	$67,446
Interest bearing deposits	516,833	522,128
Total deposits	583,181	589,574

Borrowings from FHLB, short term	43,500	3,150
Borrowings from FHLB, long term	15,500	14,500
Accrued expenses and other liabilities	5,777	5,737
Total liabilities	647,958	612,961
Total shareholders’ equity	64,464	61,200
Total liabilities and shareholders’ equity	$712,422	$674,161
Common shares outstanding	4,218,857	4,213,757
Treasury shares	86,813	91,913